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                                                                   EXHIBIT 23.02

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use in this Registration Statement on Form S-3 of our report dated January 17, 1997 included in Crescent Real Estate Equities Company's Form 10-K for the year ended December 31, 1996, and of our reports dated February 14, 1997 on Trammell Crow Center, March 18, 1997 on Carter-Crowley Real Estate Portfolio, July 23, 1997 on Fountain Place, August 21, 1997 on Miami Center, August 22, 1997 on Houston Center, October 15, 1997 on Bank One Center, December 4, 1997 on Energy Centre, January 16, 1998 on Post Oak Central, and January 16, 1998 on Washington Harbour included in Crescent Real Estate Equities Company's Forms 8-K and to all references to our Firm included in this Registration Statement.

                                            ARTHUR ANDERSEN, LLP

Dallas, Texas
March 4, 1998